Freeport-McMoRan Announces
Reinstatement of Common Stock Dividend and
Adoption of Performance Based Payout Policy

PHOENIX, AZ, February 2, 2021 –– Freeport-McMoRan Inc. (NYSE: FCX) announced today that its Board of Directors has reinstated a cash dividend on its common stock at an annual rate of $0.30 per share. FCX’s previous cash dividend on its common stock was $0.20 per share prior to suspending these payments in April 2020 in connection with its comprehensive response to the global pandemic. The Board intends to declare a quarterly dividend of $0.075 per share, with the initial quarterly dividend expected to be paid on May 1, 2021.
In addition, the Board has adopted a new financial policy for the allocation of cash flows aligned with its strategic objectives of maintaining a strong balance sheet, increasing cash returns to shareholders and advancing opportunities for future growth.
Under the new policy, up to 50% of available cash flows generated after planned capital spending and distributions to noncontrolling interests would be allocated to shareholder returns and the balance to debt reduction and investments in value enhancing growth projects.
Richard C. Adkerson, Chairman of the Board and Chief Executive Officer, said: "Our Board’s action reflects strong performance of our business and execution by our team in 2020, which established a solid foundation for future cash flow generation. The policy of combining a base dividend, which can be sustained in a range of market conditions, with a performance based payout framework, allows us to enhance long-term value for shareholders with a strong balance sheet, providing cash returns to shareholders reflective of market conditions and building long-term values in our undeveloped resources."
The new payout policy will be implemented following achievement of a net debt target in the range of $3-$4 billion, excluding project debt for additional smelter capacity in Indonesia. Under current market conditions and with continued strong execution of our plans, we currently expect to reach this target in early 2022. FCX has 1.46 billion common shares outstanding.
During 2021, FCX will continue to prioritize worker health and safety during the pandemic, continued ramp-up of production from the Grasberg underground project, optimizing production with cost efficiencies in the Americas and further debt reduction.
Available cash flows for performance-based payout distributions will be assessed at least annually.
The declaration and payment of dividends is at the discretion of the Board and will depend on FCX's financial results, cash requirements, business prospects, global economic conditions and other factors deemed relevant by the Board.

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FREEPORT: Foremost in Copper
FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is one of the world’s largest publicly traded copper producers.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; and significant mining operations in North America and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru.
By supplying responsibly produced copper, FCX is proud to be a positive contributor to the world well beyond its operational boundaries. Additional information about FCX is available on FCX's website at fcx.com.
Cautionary Statement Regarding Forward-Looking Statements: This press release contains forward-looking statements, which are all statements other than statements of historical facts, such as statements regarding FCX’s expectations, timing and payment of dividends and shareholder returns, including under the performance based financial policy and FCX’s descriptions of objectives, strategies, plans, goals or targets, including FCX’s net debt target. The declaration and payment of dividends is at the discretion of FCX's Board of Directors (Board) and will depend on FCX's financial results, cash requirements, business prospects, global economic conditions and other factors deemed relevant by the Board. FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, the factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2019, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, each filed with the U.S. Securities and Exchange Commission (SEC), as updated by FCX’s subsequent filings with the SEC.
    This press release also contains the financial measure net debt, which is not recognized under U.S. generally accepted accounting principles. Net debt equals consolidated debt less consolidated cash.
Investors are cautioned that many of the assumptions on which FCX's forward-looking statements are based are likely to change after the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward-looking statements.
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